EXHIBIT 10.52

IRIDIUM CONSULTING, LLC

Specialized Financial & Organizational Consulting

June 11, 2002

Wayne County Employees’ Retirement System

ATTN: Ronald Yee

400 Monroe, Suite 320

Detroit, MI  48226

Big Buck Brewery and Steakhouse, Inc.

ATTN: William Rolinski

550 S. Wisconsin

Gaylord, MI  49735

Dear Mr. Yee and Mr. Rolinski:

Based upon our Monday, June 10, 2002, meeting and subsequent discussions, this letter outlines and confirms our understanding regarding the engagement expansion (letter agreement dated February 22, 2002 and letter agreement dated April 25, 2002) of IRIDIUM CONSULTING, LLC (herein, also referenced, “IC” or the “Firm”).  Big Buck Brewery and Steakhouse, Inc. (herein, also referenced, “BBBS”) has requested IC, as the consultant to Wayne County Employees’ Retirement System (herein, also referenced, “WCERS”) to perform certain services as independent professionals for WCERS and BBBS, as consented to by IC.  However, BBBS understands and agrees that any information provided to WCERS and its professionals, in connection with this assignment and all other information provided to WCERS is privileged and confidential and will not be shared with BBBS.  Importantly, this letter also confirms that BBBS will provide IC payment for such services under the terms of this letter agreement.  If such payment is not made, IC will look to payment from WCERS.

The expanded services that IC will perform for WCERS and BBBS are as follows:

Scope of Services

Management/Operations Assistance

IC will assist BBBS management in the development of a going forward business strategy/concept outline (herein, also referenced “Business Plan”) for BBBS, including such items as:

a)                                      Develop an action task list for Critical Financial Issues (e.g. Base Rent Reduction, Obtain Long-Term Agreement For Relief on Minimum Store Sales, etc.) and Critical Operation Issues (e.g., Reduce Corporate G&A Expenses, Increase Sales, Reduce Store Level Cost Structure, Establish Break-Even Goals for Grand Rapids and Review Closure, Change Operation Direction, Eliminate New Store Efforts, Review Promotion & Marketing Penetration, Define Each

Store’s Critical Next Steps, Implement Marketing Campaign, etc.).  IC will establish an accountability tracking system for such critical next steps (See the attached “Action Plan/Open Issues and Critical Next Steps”),

b)                                     Document immediate, near-term and long-term BBBS hurdles (store and corporate level), as appropriate,

c)                                      Develop a summary of key going forward changes and likely positive attributes to the BBBS – e.g., EBITDA enhancement,

d)                                     Document strengths, weaknesses, opportunities, and threats for the going forward business plan (store and corporate level),

e)                                      Develop a NASDA delisting break-even analysis, based on business strategy,

f)                                        Develop cash uses and sources for going forward business plan,

g)                                     Identify potential value enhancement strategies – e.g., Grand Rapids, Izzo, M&A, etc.

Our fee for the Management/Operations Assistance is anticipated to be between $20,000 and $35,000, based on our standard hourly rates and is in addition to fees discussed below.  This engagement can be started immediately and will take approximately 1-3 weeks to complete.

IC has, in the past, and is currently working with numerous existing clients (herein also referenced, “IC Existing Clients”) on totally unrelated matters and we are not aware of any circumstances currently existing that would result in any conflict of this engagement.  IC has also worked, in the past, and may be currently working on numerous previous engagements (herein also referenced, “IC Previous Engagements”).  In the event that, in the future, either IC Existing Clients or IC Previous Engagements retains our services in a manner that may result in a conflict of this engagement, we would ask that you consent to our engagement with them and waive any conflict.

Additionally, I would also like to disclose that IC has, in the past, and currently has mutual clients with Honigman, Miller, Schwartz and Cohn, LLP and will continue to do so in the future.

It is our understanding that you are retaining IC as confidential, independent advisors.  We accept no responsibility regarding the accuracy and completeness of information and other reports not prepared by us or based in whole or in part upon inaccurate information provided during our review of BBBS’s books and records.  Further, in connection with our rendering advice to you, we undertake no responsibility for the operation and control of BBBS and any liabilities to taxing authorities and/or other creditors of BBBS.  IC shall put forth its best efforts in rendering professional services to WCERS and BBBS, but we cannot guarantee the projected results of BBBS’s future operations.

Either party may terminate this engagement, without obligation to complete the engagement, at any time by notification in writing, to the other party.

Fees and Retainer

Our services will be provided to you at the following rates:

Joel R. Flowers	$285.00	per hour
Principals	$250.00	per hour
Managers/Industry Specialists	$225.00	per hour
Sr. Consultant/Sr. Accountant	$175.00	per hour
Consultants	$150.00	per hour
Accountants	$125.00	per hour
Financial Analysts	$95.00	per hour
Para-Professional Staff	$85.00	per hour
Mileage	$0.345	per mile
Delivery	$25.00	per delivery
Per Diem	$175.00

It is our normal practice to submit billings for our services on a bi-monthly basis, which are payable upon presentation to BBBS.  Our fees are accumulated based on the number of hours incurred, multiplied by the hourly rate assigned to the persons performing the services, plus necessary out-of-pocket expenses.  We require a retainer of $20,000.00, from BBBS, prior to starting work.  This retainer is applied to the final billing.  Any retainer in excess of the final billing will be refunded.  The retainer is not an estimate of the total cost of the engagement.  The retainer will be deposited into our general account and may be commingled with our other funds.  No interest shall accrue or be paid on the funds held as a retainer.

In the event that these bills are not paid on a timely basis, we will apply the retainer to pay the amounts owing.  We will stop our work until the outstanding invoices are paid and/or the retainer balance is replenished to the full amount required.  If this is not done within 7 days after the application of the retainer to the unpaid balance, we reserve the right to withdraw from this engagement and return any unused portion of the retainer.

Mediation Clause

If any dispute arises among the parties hereto, the parties agree first to try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Commercial Mediation Rules.  If the parties are unable to resolve the dispute through mediation within 60 days from the date notice is first given from one party to the other as to the existence of such a dispute and the demand to mediate, then they may proceed to resolve the matter by arbitration if this agreement provides that the particular dispute is subject to arbitration, or by whatever other lawful means are available to them if this agreement does not provide for arbitration of the particular dispute.  Costs of any mediation proceeding shall be shared equally by all parties.

Arbitration Clause

The Client and the Firm both agree that any dispute over fees charged by Firm to the Client will be submitted for resolution by arbitration in accordance with the rules of the American Arbitration Association.  Such arbitration shall be binding and final.  The arbitration shall take place at Troy, Michigan.  Any hearing shall be before one arbitrator in accordance with Rule 17 of the Commercial Arbitration Rules of the American Arbitration Association (the Rules).  Any award rendered by the Arbitrator pursuant to this Agreement may be filed and entered and shall be enforceable in the Superior Court of the County in which the arbitration proceeds.  In agreeing to arbitration, we both acknowledge that, in the event of a dispute over fees, each of us is giving up the right to have the dispute decided in a court of law before a judge or jury and instead we are accepting the use of arbitration for resolution.

The prevailing party shall be entitled to an award of reasonable attorneys’ fees and costs incurred in connection with the arbitration of the dispute in an amount to be determined by the arbitrator.

Conclusion

If the foregoing correctly states the basis of our agreement, please execute both copies of this letter, retaining a copy for your files and returning a copy to our office, along with a check, from BBBS, for $20,000.00.

Again, we appreciate the opportunity to serve your needs and are prepared to commence this engagement immediately.  If you have any questions or comments, please feel free to call me any time (248) 524-1058.

Very truly yours,

IRIDIUM CONSULTING, LLC

/s/ Joel R. Flowers
Joel R. Flowers, Managing Member

JRF/lao

Enclosures

cc:	Gregory J. DeMars
Ronald Yee
Richard Noelke
William Rolinski

Agreed to and accepted by:
WAYNE COUNTY EMPLOYEES’ RETIREMENT SYSTEM

By:		Date:
Ronald Yee, Director

Agreed to and accepted by:
BIG BUCK BREWERY AND STEAKHOUSE, INC.

By:	/s/ William F. Rolinski	Date:	6/21/02
William Rolinski, CEO